UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2025

COMSTOCK INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)

117 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000666 per share	LODE	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 3.02 Unregistered Sales of Equity Securities.

Comstock Fuels will issue securities pursuant to the transaction documents described below. The material terms of such documents are summarized in Item 8.01 below and the contents of that summary are incorporated by reference into this Item 3.02.

Item 8.01 Other Events

Effective February 28, 2025 (“Effective Date”), Comstock Fuels Corporation (“Comstock Fuels”), a subsidiary of Comstock Inc. (the “Company”), entered into a series of definitive agreements with subsidiaries of Marathon Petroleum Corporation (“Marathon”), involving the purchase of $14,000,000 in Comstock Fuels equity as part of Comstock Fuels’ planned Series A preferred equity financing (“Series A Financing”), subject to a $700,000,000 valuation cap (“Investment”). The purchase price includes $1,000,000 in cash and $13,000,000 in payment-in-kind assets comprised of equipment, related intellectual properties, and other materials located at Marathon’s former renewable fuel demonstration facility in Madison, Wisconsin (“Payment-In-Kind Assets”), on and subject to the terms and conditions of the applicable transaction documents (“Investment Agreements”). The Payment-In-Kind Assets were transferred as of the Effective Date to Comstock Fuels. The cash portion of the Investment will be made within five business days of the execution by Comstock Fuels of third-party investment agreements for at least $25,000,000 in Series A equity financing.

Investment Agreements

The Investment Agreements included (i) a simple agreement for future equity governing the portion of the Investment issued in exchange for the Payment-In-Kind Assets (“Equity Agreement”); (ii) an asset transfer agreement to assign the Payment-In-Kind Assets (“Transfer Agreement”); (iii) a license agreement covering applicable intellectual properties (“License Agreement”); and (iv) a letter agreement to provide post-closing conditions (“Letter Agreement”). Ancillary agreements delivered in connection with the Investment Agreements included a board observer agreement executed as of the Effective Date by and between Comstock Fuels and MPC Investment LLC (“MPC”), a subsidiary of Marathon, under which Comstock Fuels granted MPC board observation rights in connection with the Investment (“Board Observer Agreement”).

Separately, Comstock is executing a commercial lease agreement for Marathon’s former renewable fuels facility located in Madison, Wisconsin (“Madison Facility”), executed by and between Comstock Fuels and McAllen Properties, Inc., with an effective date of March 1, 2025 (“Lease Agreement”). Monthly rent payments under the Lease Agreement are about $44,000.

License Agreement

Comstock Fuels will use the Madison Facility to increase Comstock Fuels’ current pilot production capabilities in Wausau, Wisconsin, with Comstock Fuels’ patented, patent pending, and proprietary lignocellulosic biomass refining technologies (“Comstock IP”). The License Agreement provides for the grant by Virent, Inc. (“Virent”) to Comstock Fuels of a non-exclusive, non-transferable, non-assignable, non-sublicensable, perpetual, royalty-free license under the Virent IP solely for research and development purposes associated with the Virent Equipment (“Included Virent IP”), excluding applications involving the heterogenous catalysis of biomass-derived sugars (“Reserved License Field”). The License Agreement provides for Virent and Comstock Fuels to coordinate in good faith to obtain an additional license for the Reserved License Field for research and development purposes. Comstock also granted Marathon a reciprocal royalty-free, non-exclusive, sublicensable worldwide license to any improvements or additional intellectual property related to the Included Virent IP, excluding improvements to Comstock IP. The parties additionally agreed to negotiate in good faith for a commercial license in the event that a commercial opportunity is identified for the Included Virent IP, and Virent granted Comstock Fuels a right of first refusal in the event that Virent transfers some or all of the Included Virent IP to a third party, subject to applicable pre-existing rights held by third parties.

Letter Agreement

The Letter Agreement requires the cash portion of the Investment to be made within five business days of the execution by Comstock Fuels of third-party investment agreements for at least $25,000,000 in Series A equity financing. The Letter Agreement additionally requires Comstock Fuels to grant Virent a lien on the Virent Equipment if Comstock Fuels does not complete $25,000,000 in the Series A equity financing within nine months of the Effective Date. The Letter Agreement additionally reiterated certain elements of the February 6, 2025, term sheet by and between Comstock, including agreement of the parties to execute on or about May 31, 2025, (i) a definitive offtake agreement under which Marathon or its affiliates will purchase advanced biomass-based intermediates and fuels from Comstock Fuels’ planned commercial demonstration facility; and (ii) a joint development agreement under which Marathon or its affiliates will provide support services to Comstock Fuels in exchange for a warrant which creates the option for Marathon to purchase additional equity in Comstock Fuels (collectively, the “Project Agreements”).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK INC.

Date: February 28, 2025	By:	/s/ Corrado De Gasperis
Corrado De Gasperis Executive Chairman and Chief Executive Officer